Exhibit 10.5

DATED ________________________2020

MAVENIR PLC

AND

[NAME OF DIRECTOR]

DEED OF INDEMNITY

CONTENTS

Clause		Page

1	INTERPRETATION	1

2	INDEMNITY	2

3	EXCLUSIONS AND LIMITATIONS	3

4	NOTIFICATION AND CONDUCT OF CLAIMS	3

5	PAYMENTS	4

6	FUNDING OF LEGAL COSTS	5

7	D&O INSURANCE	5

8	SUBROGATION	6

9	ASSIGNMENT AND OTHER DEALINGS	6

10	ENTIRE AGREEMENT	7

11	SEVERANCE	7

12	NOTICES AND DEMANDS	7

13	VARIATION AND WAIVER	7

14	COUNTERPARTS	7

15	THIRD PARTY RIGHTS	7

16	GOVERNING LAW AND JURISDICTION	7

i

THIS DEED is dated ___________________ 2020

PARTIES

(1)	MAVENIR PLC incorporated and registered in England and Wales with company number 12955698 whose registered office is 11th Floor, 200 Aldersgate Street, London EC1A 4HD (“Company”)

(2)	[NAME OF DIRECTOR] of [ADDRESS] (“Director”)

BACKGROUND

(A)	The Director is a director of the Company.

(B)

The Company’s Articles of Association contemplate that the Company will indemnify and hold harmless and cause to procure insurance to insure the Company’s directors in relation to certain specific liabilities that may be incurred by them in the performance of their duties as directors of the Company.

(C)	Accordingly, by resolution of the board passed on [•] 2020, the Company has agreed to enter into this deed of indemnity with the Director.

AGREED TERMS

1	INTERPRETATION

The following definitions and rules of interpretation apply in this deed.

1.1	Definitions:

“Affiliate”

has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof; provided that the Company and each of its Subsidiaries shall not be deemed to be Affiliates of the Sponsor or the Shareholder Entities; and provided, further, that the Sponsor, the Shareholder Entities and each of their Affiliates shall not be deemed to be Affiliates of the Company and each of its Subsidiaries.

“Application for Relief”	an application for relief made by the Director to the court under sections 661(3) or 661(4) or section 1157 of the CA 2006.
“Associated Company”	a company associated with the Company within the meaning of section 256(b) of the CA 2006.
“Board”	the board of directors of the Company, acting as such.
“Business Day”	a day other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.
“Claim”	has the meaning given in Clause 2.1.
“CA 2006”	the Companies Act 2006.
“D&O Insurance”	has the meaning given in Clause 7.1.
“Favourable Conclusion”	has the meaning given in Clause 6.5.
“Final”	in relation to any conviction, judgment or refusal of relief, has the meaning given in section 234(5) of the CA 2006.
“Legal Costs Amounts”	has the meaning given in Clause 6.2.
“Liabilities”	all liabilities, costs, charges, expenses, judgments, settlements, compensation and other awards, damages and losses (including any direct, indirect or consequential losses and all interest, penalties, fines, taxes and legal costs (calculated on a full indemnity basis) and all other reasonable and properly incurred professional costs and expenses).

“Misconduct”	has the meaning given in Clause 3.1(g).
“Proceeding”	any civil, criminal, administrative, investigative, regulatory, arbitration or other proceeding.
“Restricted Proceedings”

the proceedings referred to in Clause 3.1(d)(i) to (iii), whether brought, pending or threatened, to the extent that they are in connection with any negligence, default, breach of duty or breach of trust (including alleged negligence, default, breach of duty or breach of trust) by the Director in relation to the Company or any of its Subsidiaries or otherwise arise by virtue of the Director having acted or purported to act as a director of the Company or of any of its Subsidiaries.

“Shareholder Entities”	Mavenir Private Holdings I Limited and its Affiliates and their respective successors.
“Sponsor”	Siris Capital Group, LLC.
“Subsidiary”	has the meaning given in section 1159 of the CA 2006.

1.2	Clause headings shall not affect the interpretation of this deed.

1.3	Unless the context otherwise requires, references to clauses are to the clauses of this deed.

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.5	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.6	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.7

This deed shall be binding on, and enure to the benefit of, the parties to this deed and their respective personal representatives and successors and references to any party shall include that party’s personal representatives and successors.

1.8	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.9	A reference to “writing” or “written” does not include fax or e-mail (unless otherwise expressly provided in this deed).

1.10

Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.11	“Other” and “otherwise” are illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding them.

1.12

Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

2	INDEMNITY

2.1

Subject to the terms of this deed, the Company shall indemnify and hold harmless the Director, to the fullest extent permitted by applicable law, in respect of all Liabilities incurred or paid by such Director or on such Director’s behalf (other than those paid by the Company or any of its subsidiaries) arising out of or in connection with any Proceeding brought or threatened against the Director, as a party to or participant in such Proceeding, in any jurisdiction, including by way of any written demand for monetary, non-monetary or injunctive relief, or relating to any Application for Relief, in connection with the Director’s acts or omissions while in the course of acting or purporting to act as a director of the Company or of any of its Subsidiaries or which otherwise arises by virtue of the Director holding or having held such a position (“Claim”).

2.2	References in Clause 2.1 to acts or omissions are to acts or omissions made or omitted to be made after the date of this deed, however:

(a)

if a company ceases to be a Subsidiary of the Company after the date of this deed, the Company shall only be liable to indemnify the Director in respect of Liabilities in relation to that company which were incurred before the date on which that company ceased to be a Subsidiary of the Company; and

(b)

the Director, as director of any company which becomes a Subsidiary of the Company after the date of this deed, shall be indemnified only in respect of Liabilities incurred after the date on which that company became a Subsidiary of the Company.

2.3	The Director shall continue to be indemnified under Clause 2.1, notwithstanding that the Director may have ceased to be a director of the Company or any of its Subsidiaries.

2.4

Any obligation on the part of the Company to make a payment to the Director pursuant to Clause 2.1 is conditional upon the Director having made an application in writing to the Company supported by the production of documentation which, in the reasonable opinion of the Board, is satisfactory evidence that:

(a)

the relevant Liability has been suffered or incurred by the Director and of the date(s) on which it was suffered or incurred and that it falls within the scope of the indemnity set out in Clause 2.1 and is not excluded by Clause 3.1; and

(b)	any legal costs and expenses which are to be reimbursed pursuant to Clause 2.1 were properly incurred and are reasonable in amount.

2.5	If the Board is satisfied that the conditions set out in Clause 2.4 have been fulfilled, it shall make payment to the Director within 28 days of the receipt of the evidence referred to in that clause.

3	EXCLUSIONS AND LIMITATIONS

3.1	The indemnity in Clause 2.1 shall not apply to:

(a)	the extent prohibited by the CA 2006 or otherwise prohibited by law;

(b)	any Liability incurred by the Director to the Company or any Associated Company;

(c)	a fine imposed in criminal proceedings, or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising);

(d)	other than as provided in Clause 6.5, any Liability incurred by the Director:

(i)	in defending criminal proceedings;

(ii)	in defending civil proceedings brought by the Company or any Associated Company; or

(iii)	in connection with any Application for Relief;

(e)

any Liability relating to any taxation or national insurance payable by the Director in connection with his remuneration or other payments or benefits received from the Company or any of its Subsidiaries;

(f)

the extent that the Director receives from any other person (including under any policy of insurance) any amount in relation to a Claim, unless such amount is contingent on the Director having first exhausted his rights to indemnification in respect of the relevant Liability under this deed; or

(g)

any Liability incurred by, or any Claim made against, the Director which arises out of the Director’s fraud, willful default, willful misconduct, reckless conduct, dishonesty or act of bad faith as determined by a court, tribunal or regulatory authority pursuant to a final and non-appealable adjudication in the underlying action adverse to such Director (“Misconduct”).

4	NOTIFICATION AND CONDUCT OF CLAIMS

4.1

If the Director receives any demand relating to any Claim or becomes aware of any circumstances which might give rise to the Company being required to indemnify the Director under Clause 2.1 and before incurring any costs, charges or expenses in respect of any Claim (including, but not limited to, securing legal representation), the Director shall:

(a)	as soon as reasonably practicable, give written notice of the circumstances to the Company, as well as any other information which the Company may reasonably request from time to time;

(b)	take all reasonable action to mitigate any Liability suffered by him in respect of the circumstances giving rise to the Claim;

(c)

take all such action as the Company may reasonably request to avoid, dispute, resist, appeal or defend any claim and shall not make any admission of liability, agreement or compromise with any person in relation to any Claim without the prior written consent of the Company, such consent not to be unreasonably withheld;

(d)	forward all documents received by the Director in respect of the Claim to the Company as soon as reasonably practicable following receipt;

(e)	assist the Company as it may reasonably require in resisting, defending or settling the Claim; and

(f)	provide to the Company such information about the nature and amount of costs incurred by the Director in respect of a Claim as the Company may reasonably request.

4.2

Notwithstanding the provisions of Clause 4.1, the Director shall not be required to provide any documents or information which are personal to or which are otherwise prepared exclusively for the personal use of the director to the Company where doing so would result in a loss of privilege in such documents or information.

4.3

The Company or a Subsidiary (as the case may be) will be entitled to take over, negotiate and conduct in the Director’s name the defence or settlement of any Claim or to prosecute in his name for its own benefit any proceedings relating to a Claim.

4.4	If the Company or a Subsidiary exercises its rights under Clause 4.3, the Company shall:

(a)

consult with the Director in relation to the conduct of the Claim or proceedings on aspects of the Claim or proceedings materially relevant to the Director and keep the Director reasonably informed of material developments in the Claim or proceedings, provided that the Company or Subsidiary shall be under no obligation to provide any information the provision of which is reasonably likely to adversely affect the Company’s or Subsidiary’s ability to claim in respect of the relevant loss under any applicable policy of insurance;

(b)

take into account the Director’s reasonable requests related to the Claim or proceedings (including any settlement) on issues which may be reasonably likely to result in material damage to the Director’s reputation; and

(c)

have full discretion in the conduct or settlement of any Claim or proceedings relating to such Claim provided the Director is not required to make any contribution to the settlement and the settlement contains no admission of liability by the Director.

4.5	Any failure by the Director to comply with the provisions of this Clause 4 shall not relieve the Company of any obligations under this deed except to the extent that the Company is prejudiced thereby.

5	PAYMENTS

5.1

The Company shall, in the event that a payment is made to the Director under this deed in respect of a particular Liability, be entitled to recover from the Director an amount equal to any payment received by the Director under any policy of insurance or from any other third party source to the extent that such payment relates to the Liability, or if the payment received by the Director is greater than the payment made under this deed, a sum equal to the payment made under this deed. The Director shall pay over such sum promptly upon the Company’s request.

5.2

The Company shall pay such amount to the Director as shall after the payment of any tax thereon leave the Director with sufficient funds to meet any Liability to which this deed applies. For the avoidance of doubt, when calculating the amount of any such tax the amount of any tax deductions, credits or reliefs which are or may be available to the Director in respect of the relevant payment under this deed received by the Director or any payment made by the Director to a third party in respect of (or in or towards the discharge of) the relevant Liability, but no other deductions, credits, reliefs or payments, is to be taken into account. In the event that any amount is paid to the Director under this deed but a tax deduction, credit or relief is (or becomes) available to the Director in respect of the relevant payment under this deed, or in respect of any payment made by the Director to a third party in respect of (or in or towards the discharge of) the relevant Liability, which was not taken into account in calculating the amount payable in respect of the relevant payment under this deed, the Director shall promptly make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

6	FUNDING OF LEGAL COSTS

6.1

Subject to the terms of this deed, the Company shall pay to the Director such amounts as are required to meet such legal and other reasonable costs of Restricted Proceedings as are incurred (or are to be incurred) by the Director, subject to the maximum amount permitted, and in accordance with any terms and conditions imposed, by law, under the Articles of Association of the Company or under the rules of the New York Stock Exchange from time to time or such other body as may be applicable, without obtaining shareholder approval.

6.2

The Company shall pay such amounts as provided for under Clause 6.1 (“Legal Costs Amounts”) to the Director within 14 days of receiving notice in writing from the Director of the amount required together with such evidence of the costs having been or to be properly incurred as the Company may reasonably require.

6.3	All Legal Costs Amounts paid to a Director in respect of particular Restricted Proceedings shall be repaid by the Director if, in respect of those proceedings (as applicable):

(a)	the Director is convicted;

(b)	judgment is given against the Director; or

(c)	the court refuses to grant the Director relief on the application,

and such Legal Costs Amounts shall be repaid no later than the date when the conviction, judgment or the refusal of relief (as applicable) becomes Final.

6.4

The Company shall not be required to pay any amount under this Clause 6, and any amounts paid shall become immediately repayable upon demand from the Company, to the extent that the Board reasonably determines that the Restricted Proceedings arose out of the Director’s Misconduct.

6.5

In the event that Restricted Proceedings are either (i) abandoned, withdrawn or discontinued, (ii) settled, (iii) a permanent stay is granted, or (iv) a final, non-appealable adjudication is made (or proceedings otherwise finally conclude) in the underlying action adverse to such Director without any of the events referred to in Clause 6.3(a) to Clause 6.3(c) (as applicable) occurring (each such conclusion of proceedings being a “Favourable Conclusion”) then the indemnity provided under Clause 2.1 shall thereafter apply with respect to all legal and other reasonable costs of those Restricted Proceedings as were incurred by the Director. Any liability of the Company to so indemnify the Director shall be set-off against any liability of the Director to repay to the Company any Legal Costs Amounts outstanding in respect of those Restricted Proceedings; and shall be subject to the exclusions and limitations contained in Clause 3, and Clause 4 shall be applied with such changes as are appropriate.

6.6

In the event that a Favourable Conclusion is reached in relation to particular Restricted Proceedings but any Legal Costs Amount paid to the Director in relation to those proceedings remains outstanding in circumstances where the Company is (for any reason) not liable or is no longer liable to indemnify or further indemnify the Director in relation to those Restricted Proceedings, then all such Legal Costs Amounts shall be immediately repayable upon demand from the Company.

7	D&O INSURANCE

7.1

The Company shall purchase and maintain directors’ and officers’ liability insurance (“D&O Insurance”) to insure the Director as a director of the Company during the period of the Director’s appointment and for a period of [six] years thereafter to the extent that such insurance can be obtained at such cost and on such terms as the Board considers to be reasonable.

7.2

The Company shall not be in breach of its obligations under this Clause 7 where its inability to purchase and maintain D&O Insurance to insure the Director is attributable to a failure by the Director to comply with the Director’s obligations to the insurers or any failure to meet or comply with a condition of the coverage of the D&O Insurance is attributable to acts or omissions of the Director.

7.3	The Company shall ensure that the Director is provided at all times with a copy, or a summary of the terms, of the Company’s current D&O Insurance policy, to the extent it relates to the Director.

7.4

In the event of any breach of Clause 7.1, the Director acknowledges that the Company’s liability to the Director shall be limited to the extent permissible in accordance with the law, from time to time, and in particular with section 232 of the CA 2006.

7.5

In the event that the Director shall have a right to make a claim under the provisions of Clause 2.1 or for breach of Clause 7.1, the Director shall claim first under the provisions of Clause 2.1. Provided to the extent that the Director is not adequately protected under the provisions of Clause 2.1, then the Director shall be entitled subsequently to bring a claim for a breach of Clause 7.1 subject to the exclusions and limitations contained in Clause 3 and Clause 4 shall be applied with such changes as are appropriate.

7.6

Nothing in this deed modifies or limits any obligation on the Director under the terms of any applicable D&O Insurance maintained by the Company from time to time. Furthermore, the terms of this deed shall not negate any obligation that the Director might have to assist the Company in complying with any obligations it may have under the terms of the D&O Insurance and the Director shall not take, or fail to take, any action which may prejudice the ability of the Company to recover under any D&O Insurance.

8	SUBROGATION

[In the event that the Company makes any payment under this Deed, the Company shall be subrogated to the extent of such payment to all of the Director’s rights of recovery against third parties (including any claim under any applicable directors’ and officers’ insurance policy) in respect of the payment and the Director shall do everything that may be necessary to secure any such rights including:

(a)	the execution of any documents necessary to enable the Company effectively to bring an action in the name of the Director; and

(b)	the provision of assistance as a witness.]

OR

The Company hereby acknowledges that, in addition to the rights provided to the Director under any indemnity insurance policy or this deed (the “Indemnification Agreements”), the Director may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Sponsor, the Shareholder Entities or one or more of their respective Affiliates (collectively, the “Fund Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Agreements or this deed, the Company hereby agrees that, to the fullest extent permitted by law, with respect to its indemnification and advancement obligations to the Director under the Indemnification Agreements or otherwise, the Company (i) is the indemnitor of first resort (i.e., its and its insurers’ obligations to advance expenses and to indemnify the Director are primary and any obligation of the Fund Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Director is secondary and excess), (ii) shall be required to pay the full amount of expenses incurred by the Director and shall be liable for the full amount of all losses of the Director or on his, her or its behalf to the extent legally permitted and as required by this deed, without regard to any rights the Director may have against the Fund Indemnitors or their insurers, and (iii) irrevocably waives and relinquishes, and releases the Fund Indemnitors and such insurers from, any and all claims against the Fund Indemnitors or such insurers for contribution, subrogation or any other recovery of any kind in respect thereof. In furtherance and not in limitation of the foregoing, the Company agrees that in the event that any Fund Indemnitor or its insurer should advance any expenses or make any payment to the Director for matters subject to payment, reimbursement or indemnification by the Company pursuant to this deed or otherwise, the Company shall promptly reimburse such Fund Indemnitor or insurer and that such Fund Indemnitor or insurer shall be subrogated to all of the claims or rights of the Director under the Indemnification Agreements, this deed or otherwise, including to the payment of expenses in an action to collect. The Company agrees that any Fund Indemnitor or insurer thereof not a party hereto shall be an express third party beneficiary of this Clause 8, able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements is intended to limit the scope of this Clause 8 or the other terms set forth in this Agreement or the rights of the Fund Indemnitors or their insurers hereunder.

9	ASSIGNMENT AND OTHER DEALINGS

9.1

The Company may at any time assign, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights and obligations under this deed, provided that it gives prior written notice of such dealing to the Director.

9.2	The Director shall not assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of his or her rights and obligations under this deed.

10	ENTIRE AGREEMENT

This deed constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

11	SEVERANCE

11.1

If any provision or part-provision of this deed is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause 11 shall not affect the validity and enforceability of the rest of this deed.

11.2

If any provision or part-provision of this deed is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision

12	NOTICES AND DEMANDS

12.1

Any notice or demand given to a party under or in connection with this deed shall be in writing and shall be delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (if a company) or the address given in this deed (in any other case) or as otherwise notified in writing to the other party.

12.2	Any notice or demand shall be deemed to have been received:

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice or demand is left at the proper address; or

(b)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service.

12.3	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any other method of dispute resolution.

12.4	A notice or demand given under this deed is not valid if sent by fax or e-mail.

13	VARIATION AND WAIVER

13.1	No variation of this deed shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

13.2

No failure or delay by a party to exercise any right or remedy provided under this deed or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

14	COUNTERPARTS

14.1

This deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one deed.

14.2	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

15	THIRD PARTY RIGHTS

[Save to the extent set out in Clause 8, this] [This] deed does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed.

16	GOVERNING LAW AND JURISDICTION

16.1

This deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England.

16.2

Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this deed or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED as a DEED by MAVENIR PLC acting by	, a	) ) ) )

a director, and
	,		Director
a director

EXECUTED as a DEED by [DIRECTOR] in the presence of:	) )
Name:
Witness name:
Address:

Occupation: